                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant /X/

Filed by the Party other than the Registrant |_|

Check the appropriate box:

[ ]      Preliminary Proxy Statement              [ ] Confidential, for Use of
[X]      Definitive Proxy Statement               the Commission Only (as
[ ]      Definitive Additional Materials          permitted by Rule 14a-6(e)(2))
[ ]      Soliciting Material Pursuant to
         Rule 14a-11(c) or Rule 14a-12

                               AG ASSOCIATES, INC.
                (Name of Registrant as Specified in Its Charter)

                       ----------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[  ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
         and 0-11.

         1)   Title of each class of securities to which transaction applies:
              _______________________________________________________________

         2)   Aggregate number of securities to which transaction applies:

              _______________________________________________________________

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
              _______________________________________________________________

         4)   Proposed maximum aggregate value of transaction:

              _______________________________________________________________

         5)   Total fee paid:

              _______________________________________________________________

[  ]          Fee paid previously with preliminary materials.

[  ]          Check box if any part of the fee is offset as provided by Exchange
              Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.



         1)   Amount Previously Paid:

              _______________________________________________________________

         2)   Form, Schedule or Registration Statement No.:

              _______________________________________________________________

         3)   Filing Party:

              _______________________________________________________________

         4)   Date Filed:

              _______________________________________________________________

                               AG ASSOCIATES, INC.

                               4425 FORTRAN DRIVE
                         SAN JOSE, CALIFORNIA 95134-2300

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

     Notice is hereby given that the Annual Meeting of Shareholders of AG Associates, Inc. (the "Company") will be held at the Westin Hotel, 5101 Great America Parkway, Santa Clara, California 95054 on Thursday, January 30, 1997 at 4:00 p.m. for the following purposes:

1. To elect five directors of the Company, with each director to serve until the next Annual Meeting of Shareholders and until his or her successor has been elected or until his or her earlier resignation, death or removal. The Company's Board of Directors has nominated the following individuals to serve:

       Arnon Gat, Anita Gat, Norio Kuroda, John C. Moore and Cecil Parker.

2. To ratify the selection of Deloitte & Touche LLP as independent accountants for the Company for the fiscal year ending September 30, 1997.

 3. To transact any other business as may properly come before the meeting or any adjournment thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on December 2, 1996 are entitled to notice of and to vote at the meeting and any adjournment thereof. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE PROVIDED SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

                                              BY ORDER OF THE BOARD OF DIRECTORS
                                              /s/ Anita Gat
                                              -------------------------
San Jose, California                          ANITA GAT
December 27, 1996                             Vice President and Secretary

                                TABLE OF CONTENTS

                                                                                                        PAGE
VOTING RIGHTS AND SOLICITATIONS OF PROXIES...................................................            1
REVOCABILITY OF PROXIES......................................................................            1
PROPOSAL NO. 1 - ELECTION OF DIRECTORS.......................................................            2
     Directors/Nominees......................................................................            2
     Board of Directors' Meetings and Committees.............................................            3
     Directors' Compensation.................................................................            3
PROPOSAL NO. 2 - RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS                             5
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT                                           5
EXECUTIVE OFFICERS...........................................................................            7

EXECUTIVE COMPENSATION.......................................................................            9
     Compensation of Named Officers..........................................................            9
     Compensation Committee Interlocks and Insider Participation                                         11
     Employment Agreement....................................................................            11
     Report of the Compensation Committee Regarding Executive Compensation                               12
COMPARISON OF SHAREHOLDER RETURN.............................................................            15
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................................
     Canon Sales Co., Inc....................................................................            15
     Voting Agreements.......................................................................            16
     Agreements Between AG Israel and the Company............................................            16
                                                                                                         16

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934                                     17
SHAREHOLDER PROPOSALS........................................................................            17
OTHER BUSINESS...............................................................................            17

                               AG ASSOCIATES, INC.

                               4425 FORTRAN DRIVE
                         SAN JOSE, CALIFORNIA 95134-2300

                                 PROXY STATEMENT

                                December 27, 1996

     The accompanying proxy (the "Proxy") is solicited on behalf of the Board of Directors of AG Associates, Inc., a California corporation ("AG Associates" or the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held on Thursday, January 30, 1997 at 4:00 p.m. (the "Annual Meeting"). The Annual Meeting will be held at the Westin Hotel, 5101 Great America Parkway, Santa Clara, California 95054. Only holders of record of the Company's Common Stock at the close of business on December 2, 1996 will be entitled to vote. At the close of business on that date, the Company had 5,945,264 shares of Common Stock outstanding and entitled to vote. The presence of a majority of these shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. This Proxy Statement and the Proxy will be first mailed to shareholders on or about December 27, 1996.

                    VOTING RIGHTS AND SOLICITATION OF PROXIES

         Holders of Common Stock are entitled to one vote for each share held as of the above record date, except that in the election of directors each shareholder has cumulative voting rights and is entitled to a number of votes equal to the number of shares held by such shareholder multiplied by the number of directors to be elected (five). The shareholder may cast these votes all for a single candidate or distribute the votes among any or all of the candidates. No shareholder will be entitled to cumulate votes for a candidate, however, unless that candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the Annual Meeting, prior to the voting, of an intention to cumulate votes. In such an event, the Proxy holder may allocate the votes represented by Proxies among the nominees of the Board of Directors in the Proxy holder's sole discretion.

         Unless otherwise noted herein, each of the Company's proposals described in this Proxy Statement requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented and voting at the Annual Meeting if a quorum is present. Unless otherwise instructed, each valid returned Proxy in the form accompanying this Proxy Statement that is not revoked will be voted in the election of directors "FOR" the nominees of the Board of Directors and "FOR" Proposal Number 2 described in this Proxy Statement, and at the Proxy holder's discretion, on such other matters, if any, that may come before the Annual Meeting (including any proposal to adjourn the Annual Meeting).

     The expenses of soliciting Proxies in the enclosed form will be paid by the Company. Following the original mailing of the Proxy and other soliciting materials, the Company will request brokers, custodians, nominees and other record holders to forward copies of the Proxy and other soliciting materials to persons for whom they hold shares of Common Stock and to request authority for the exercise of Proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by telephone or telegram.

                             REVOCABILITY OF PROXIES

         Any person signing a Proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the Proxy. A Proxy may be revoked by a writing delivered to the Secretary of the Company stating that the Proxy is revoked, by a subsequent Proxy that is signed by the person who signed the earlier Proxy and is presented at the meeting or by attendance at the meeting and voting in person. Please note, however, that if a shareholder's shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the Annual Meeting, the shareholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that shareholder's beneficial ownership of the shares.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

     The Board of Directors of the Company (the "Board" or "Board of Directors") has nominated for election as directors each of the following persons to serve until the next annual meeting of shareholders and until his or her successor has been elected or until his or her earlier resignation, death or removal: Arnon Gat, Anita Gat, Norio Kuroda, John C. Moore and Cecil Parker. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them for the Company's nominees named above. The five nominees for election as directors who receive the greatest number of votes cast for the election of directors at the Annual Meeting, a quorum being present, will become directors at the conclusion of the tabulation of votes. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the Proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable, or will decline, to serve as a director. In the event that additional persons are nominated for election as directors, the Proxy holders intend to vote all Proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for under the Proxies will be determined by the Proxy holders. See "Certain Relationships and Related Transactions -- Voting Agreements" for a description of arrangements pursuant to which certain individuals may be selected as directors or nominees.

DIRECTORS/NOMINEES

     The names of the current members of the Board, as well as Company's nominees for the Board, and certain information about them as of December 2, 1996 (including their terms of service), are set forth below:

Name of Nominee                                        Age       Principal Occupation                      Director Since
---------------                                        ---       --------------------                      --------------
Arnon Gat...................................            48       Chairman of the Board of Directors             1981
                                                                 and Chief Executive Officer of the
                                                                 Company

Anita Gat...................................            56       Vice President Administration,                 1981
                                                                 Director Corporate
                                                                 Communications and Secretary of
                                                                 the Company

Norio Kuroda (2)............................            55       Managing Director and Group                    1995
                                                                 Chief Executive, Optical Products
                                                                 Group, Canon Sales Co., Inc.
John C. Moore (1)(2)........................            52       President, Humphrey Instruments,               1988
                                                                 Inc.
Cecil Parker (1)............................            55       Managing General Partner, Cecil                1995
                                                                 Parker Associates


--------------------------

(1)      Member of the Compensation Committee.

(2)      Member of the Audit Committee.

     Each of the nominees, if elected, will serve as a director until the next Annual Meeting of Shareholders and until his or her successor has been elected and qualified or until his or her earlier resignation, death or removal. Vacancies on the Board occurring prior to an annual meeting may be filled by the Board.

     Arnon Gat co-founded the Company in October 1981. He has served as Chairman of the Board, Chief Executive Officer and a director of the Company since December 1981. From December 1981 to May 1994, he also served as Chief Financial Officer of the Company, and from May 1996 to December 1996, he served as Acting Chief Financial Officer of the Company. Prior to founding the Company, he was a consultant at Coherent, Inc., a developer of industrial and scientific laser technology. He holds a B.S. in electrical engineering from Israel Institute of Technology (Technion) and an M.S. and a Ph.D. in electrical engineering from Stanford University. While he was at Stanford, Dr. Gat was instrumental in beginning the research and development program for laser technology and its application to semiconductor technology. His research at Stanford is the basis of the Company's technology. A member of the American Physical Society, the Electromechanical Society and Metallurgic Society of the AIME, Dr. Gat has been widely published and holds several patents in rapid thermal processing of semiconductors. Dr. Gat is the spouse of Anita Gat.

     Anita Gat, a co-founder of the Company, has served as Secretary and a director of the Company since December 1981 and as Vice President Administration since October 1996. From January 1993 until October 1996 Ms. Gat served as Vice President Human Resources. She also served as Director of Corporate Communications of the Company from its formation to October 1996. Ms. Gat is the spouse of Arnon Gat. She attended the University of Arizona.

     Norio Kuroda has served as a director of the Company since May 1995. He has served in various capacities with Canon Sales Co., Inc. ("Canon") and its affiliates since 1964. Canon is the exclusive distributor for all Canon products such as copiers and cameras in Japan. Canon also imports and sells semiconductor capital equipment. Mr. Kuroda is currently Managing Director and Group Chief Executive Officer of Canon's Optical Products Group. From 1993 to February 1995, Mr. Kuroda served as Managing Director and Group Chief Executive Officer of Canon's BC Sales Group. Mr. Kuroda graduated from Tokyo University of Foreign Studies.

     John C. Moore has served as a director of the Company since February 1988. He has been President of Humphrey Instruments, Inc., a medical instrument manufacturing company, since December 1991. From September 1988 to December 1991, Mr. Moore served as Vice President of the Surgical Products Division of Coherent, Inc., a laser systems company. He holds a B.S. in chemistry from the University of Rochester.

     Cecil Parker has served as a director of the Company since December 1995. He has been a Managing General Partner of Cecil Parker Associates, a consulting practice focused on high-tech clients, since February 1988. From December 1988 to May 1989, Mr. Parker served as Vice President of Human Resources of Sematech, the high-tech manufacturing consortium. He also served as Vice President of Human Resources at Compaq Computer Corporation from February 1983 to January 1988. Mr. Parker holds a B.A. in business administration from the University of Texas at Austin.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

     The Board of Directors met six times and acted by unanimous written consent nine times during the year ended September 30, 1996 ("fiscal 1996"). No incumbent director, with the exception of Norio Kuroda, attended fewer than 75% of the total number of meetings of the Board of Directors and of the committees of the Board on which he or she served. Standing committees of the Board currently include an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing a similar function.

     Messrs. Kuroda and Moore are the current members of the Audit Committee. The Audit Committee met two times during fiscal 1996. The Audit Committee exercises the following powers: (1) nominates the independent auditors of the Company to be approved by the Board of Directors; (2) meets with the independent auditors to review the annual audit; (3) assists the full Board in evaluating the auditor's performance; and (4) reviews internal audit and control procedures, related party transactions and, where appropriate, potential conflict of interest situations.

     Messrs. Parker and Moore are the current members of the Compensation Committee. The Compensation Committee met once and acted by unanimous written consent 21 times during fiscal 1996. The Compensation Committee administers all stock and other compensation for the Company's officers. Additionally, the Compensation Committee administers the Company's 1993 Stock Option Plan, Employee Stock Purchase Plan and other stock benefit plans for officers and employees. The Company's 1994 Directors Option Plan is administered by the full Board.

DIRECTORS' COMPENSATION

     Directors do not receive cash compensation for serving as members of the Company's Board of Directors, but are reimbursed for their expenses in attending meetings of the Board and of Committees of the Board. Outside Directors (directors who are not employed by the Company or any of its subsidiaries and who do not represent a corporate strategic partner of the Company) are eligible for automatic option grants under the 1994 Directors Stock Option Plan (the "Directors Plan"). The Directors Plan provides for the automatic grant of an option for 5,000 shares when an individual first becomes an Outside Director. If the individual is still an Outside Director on each anniversary of the date he or she joined the Board, he or she is automatically granted an additional option for 1,000 shares. All options granted under the Directors Plan have an exercise price equal to the fair market value of the Company's common stock on the date of grant, become exercisable at a rate of 25% of the shares each year, and expire five years after the date of grant. During fiscal 1996, the following options were granted under the Directors

Plan to Outside Directors of the Company: in December 1995, the Company granted an option to purchase 5,000 shares to Cecil Parker at the time he joined the Board; and in February 1996, the Company granted an option to purchase 1,000 shares to John C. Moore. All other options currently held by directors were granted prior to the time the Directors Plan was adopted.

     The following options were held by the Company's directors as of September 30, 1996:

                                Number of                                                                           Termination
Name                             Shares          Exercise Price           Grant Date         Plan Type                 Date
----                            --------         --------------           ----------         ---------              ----------
Arnon Gat..................      18,750            $3.30                   01/14/94           1993 Plan (1)           01/14/99
                                 3,960             $8.36                   10/01/94           1993 Plan (2)           10/01/99
Anita Gat..................      18,750            $3.30                   01/14/94           1993 Plan (1)           01/14/99
                                 2,319             $8.36                   10/01/94           1993 Plan (2)           10/01/99
                                 6,900             $15.29                  12/19/95           1993 Plan (3)           12/19/00
                                 7,800             $7.50                   03/18/96           1993 Plan (3)           03/18/01
John C. Moore..............      2,500             $4.80                   07/13/91            Non Plan (4)           07/13/01
                                 1,000             $9.14                   02/18/96         Directors Plan (5)        02/18/01
Cecil Parker...............      5,000             $16.71                  12/06/95         Directors Plan (5)        12/06/00



---------------------------

 (1) Granted under the Company's 1993 Stock Option Plan. These options vest as to 50% of the shares subject to the option on May 23, 1996 and at the rate of 25% of the shares subject to the option annually thereafter. Since these option holders also hold more than 10% of the Company's stock, the exercise price was equal to 110% of the fair market value of the Common Stock on the date of grant as required by applicable tax laws.

 (2) Granted under the Company's 1993 Stock Option Plan. These options are 100% vested. Since these option holders also hold more than 10% of the Company's stock, the exercise price was equal to 110% of the fair market value of the Common Stock on the date of grant as required by applicable tax laws.

 (3) Granted under the Company's 1993 Stock Option Plan. These five-year options vest as to 25% of the shares each year after the date of grant. Since these option holders also hold more than 10% of the Company's stock, the exercise price was equal to 110% of the fair market value of the Common Stock on the date of grant as required by applicable tax laws.

 (4) Granted outside of the terms of any of the Company's stock option plans. This option vests at the rate of 25% of the shares subject to the option annually from the date of grant. The exercise price was equal to the fair market value of the Common Stock on the date of grant.

 (5) Granted under the Directors Plan. These five-year options vest as to 25% of the shares each year after the date of grant.


            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION
                       OF EACH OF THE NOMINATED DIRECTORS.


                       -----------------------------------

                  PROPOSAL NO. 2 - RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee has nominated and approved, subject to shareholder approval, Deloitte & Touche LLP as its principal independent accountants to perform the audit of the Company's financial statements for the fiscal year ending September 30, 1997 ("fiscal 1997"), and the shareholders are being asked to ratify such selection. Deloitte & Touche LLP was engaged as the Company's principal independent accountants in June 1994 and performed the Company's audit for the year ended September 30, 1995 ("fiscal 1995") and fiscal 1996. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will be given an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION
               OF DELOITTE & TOUCHE LLP AS THE COMPANY'S PRINCIPAL
                            INDEPENDENT ACCOUNTANTS.

                        ---------------------------------

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of December 2, 1996 with respect to the beneficial ownership of the Company's Common Stock by: (a) each shareholder known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock; (b) each director and nominee; (c) the Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at the end of fiscal 1996 (together, the "Named Officers"); and (d) all officers and directors as a group. Unless otherwise noted, the address of each named beneficial owner is that of the Company.

Name and Address                                                        Number of Shares        Percent of Beneficial
of Beneficial Owner                                                          Owned                  Ownership (1)
-------------------                                                     ----------------        ---------------------
Arnon and Anita Gat  (2).......................................      1,098,281                     18.4%
Investment Company of Bank Hapoalim (3)........................      717,228                       12.1
Norio Kuroda (4)...............................................      604,166                       10.2
Canon Sales Co., Inc. (4)......................................      604,166                       10.2
Nippon Typewriter Corporation (4)..............................      604,166                       10.2
Clal Electronics Industries Ltd. (5)...........................      550,000                       9.3
Yuval Wasserman  (6)...........................................      32,839                        *
Derek Tomlinson (7)............................................      30,272                        *
Julio Guardado (8).............................................      25,000                        *
Duane McCallister (9)..........................................      4,375                         *
John C. Moore (10).............................................      16,250                        *
Cecil Parker   (11)............................................      1,250                         *
All current officers and directors
as a group - 11 persons (12)...................................      1,814,183                     29.9%


--------------------

* Less than 1%

(1) Unless otherwise indicated below, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Percentage of beneficial ownership is based on 5,945,264 shares of Common Stock outstanding as of December 2, 1996.

 (2) Represents 937,153 shares of Common Stock held jointly by Arnon and Anita Gat, 62,500 shares held by Arnon Gat as Trustee of a trust benefiting Dr. Gat's son, 62,500 shares held by Anita Gat as trustee of a trust benefiting Dr. and Ms. Gat's minor daughter and 36,128 shares subject to options held by Dr. or Ms. Gat that are exercisable within 60 days after December 2, 1996. These shares are listed as beneficially owned by both Arnon and Anita Gat, who disclaim beneficial ownership to all shares other than those they hold jointly and, as to shares subject to unexercised options, those each such person has a right to purchase under his or her options. Does not include 717,228 shares and 550,000 shares held by Investment Company of Bank Hapoalim ("Hapoalim Investment Co.") and Clal Electronics Industries Ltd. ("Clal Electronics"), respectively, as to which Dr. and Ms. Gat may be deemed to share voting power due to the existence of certain voting agreements but as to which Dr. and Ms. Gat disclaim beneficial ownership. See "Certain Relationships and Related Transactions -- Voting Agreements," below. Dr. Gat is Chairman of the Board of Directors and Chief Executive Officer of the Company, and Ms. Gat is Vice President Administration, Secretary and a director of the Company.

 (3) Represents 717,228 shares held of record by this shareholder as of December 2, 1996. Does not include 973,281 shares (including shares issuable upon exercise of options that are exercisable within 60 days after December 2, 1996) held by Arnon Gat and Anita Gat, as to which this shareholder may be deemed to share voting power due to the existence of certain voting agreements but as to which this shareholder disclaims beneficial ownership. Does not include 550,000 shares held by Clal Electronics, as to which this shareholder may be deemed to share voting power due to the ownership by Bank Hapoalim B.M. ("Bank Hapoalim") of shares of affiliates of Clal Electronics but as to which this shareholder disclaims beneficial ownership. Bank Hapoalim has a partial ownership interest in the Hapoalim Investment Co., and representatives of Bank Hapoalim serve on the Board of Directors of Hapoalim Investment Co. Accordingly, Bank Hapoalim may be deemed to beneficially own the shares of the Company's Common Stock owned by Hapoalim Investment Co. See "Certain Relationships and Related Transactions -- Voting Agreements," below. The address of Bank Hapoalim and Hapoalim Investment Co. is 3 Daniel Frisch St., Tel Aviv 64731, Israel.

 (4) Represents 487,962 shares held by Canon and 116,204 shares held by Nippon Typewriter Corporation, a subsidiary of Canon. These shares are listed as beneficially owned by both Canon (for which Norio Kuroda serves as Managing Director and Group Chief Executive Officer of the Optical Products Group) and by Nippon Typewriter Corporation. Mr. Kuroda is a director of the Company. He disclaims beneficial ownership of these shares. The address for Mr. Kuroda and Canon is 11-28, Mita 3-Chome, Minato-Ku, Tokyo 109, Japan. The address for Nippon Typewriter Corporation is 11-12, Kyobashi 1-Chome, Chuo-Ku, Tokyo, Japan.

 (5) Does not include 973,281 shares (including shares issuable upon exercise of options that are exercisable within 60 days after December 2, 1996) held by Arnon Gat and Anita Gat, as to which this shareholder may be deemed to share voting power due to the existence of certain voting agreements, but as to which this shareholder disclaims beneficial ownership. See "Certain Relationships and Related Transactions -- Voting Agreements" below. The address of Clal Electronics is Clal House 5 Druyanov St., Tel Aviv 63143, Israel.

 (6) Represents 1,277 shares held by Mr. Wasserman and 31,562 shares subject to options exercisable within 60 days after December 2, 1996. Mr. Wasserman is Vice President Technology of the Company.

 (7) Represents 2,460 shares held by Mr. Tomlinson and 27,812 shares subject to options exercisable within 60 days after December 2, 1996. Mr. Tomlinson is Vice President Sales and Marketing of the Company.

 (8) Represents 25,000 shares subject to options exercisable within 60 days after December 2, 1996. Mr. Guardado is President and Chief Operating Officer of the Company.

 (9) Represents 4,375 shares subject to options exercisable within 60 days after December 2, 1996. Mr. McCallister is Vice President Operations of the Company.

 (10) Represents 15,625 shares held by Mr. Moore and 625 shares subject to options exercisable within 60 days after December 2, 1996. Mr. Moore is a director of the Company.

 (11) Represents 1,250 shares subject to options exercisable within 60 days after December 2, 1996. Mr. Parker is a director of the Company.

 (12) Includes 128,502 shares subject to options exercisable within 60 days after December 2, 1996 (represented by the options listed in notes 2 and 6 through 11 and an additional 1,750 shares subject to options exercisable within 60 days after December 2, 1996).

                               EXECUTIVE OFFICERS

     The executive officers of the Company, and their ages as of December, 2, 1996, are as follows:

Name                                                   Age       Position
----                                                   ---       --------
Arnon Gat...................................            48       Chairman of the Board of Directors and Chief
                                                                 Executive Officer

Julio L. Guardado...........................            41       President and Chief Operating Officer

Anita Gat...................................            56       Vice President Administration, Secretary and
                                                                 Director

Dennis Favero...............................            55       Vice President Finance and Chief Financial Officer

Duane "Mac" McCallister.....................            54       Vice President Operations

Derek Tomlinson.............................            34       Vice President Sales and  Marketing

Yuval Wasserman.............................            42       Vice President Technology

Robert Bogart...............................            50       Vice President Product Development


     For information regarding the positions and offices with the Company held by Dr. Gat and Ms. Gat, please refer to the discussion regarding nominees for election as directors in "Directors/Nominees" under Proposal No. 1 above.

     Mr. Guardado joined the Company in July 1995 as its President and Chief Operating Officer. From July 1991 to July 1994, Mr. Guardado held the position of Vice President and General Manager of the Monitoring Systems Division of Nellcor, Inc., a medical instrumentation company. Before joining Nellcor, Mr. Guardado served as Vice President and General Manager of the Raster Products Division of CalComp, Inc., a leading supplier of computer graphics peripherals for CAD engineering applications from October 1990 to July 1991. He received a B.S. from the University of California Riverside in applied science/computer science and an M.B.A. from Claremont Graduate School.

     Mr. Favero joined the Company in December 1996 as Vice President Finance and Chief Financial Officer. From October 1995 until joining the Company, Mr. Favero was an active investor and financial consultant to TriQuest Design Automation, Inc., a software development company, where he served as Vice President Operations and Chief Financial Officer from March 1996 to December 1996. Before joining TriQuest Design Automation, Inc. he was Vice President and Chief Financial Officer of Systems and Networks, a manufacturer of computer networks, from June 1995 until the company was acquired in October 1995. Mr. Favero operated his own management and business development consultancy from June 1993 until October 1995, which included a period as Chief Financial Officer for Consilium, Inc., a manufacturer of manufacturing systems, and an international acquisition assignment with SaRonix, Inc., an electronics components manufacturer. Mr. Favero served as Vice President and Chief Financial Officer of Quickturn Systems, Inc., a component hardware manufacturer, from 1990 until June 1993. He received a B.B.A. from the University of Notre Dame and an M.B.A. from the University of Arizona.

     Mr. McCallister joined the Company as Vice President Operations in November 1995 and assumed customer support responsibilities in August 1996. From June 1994 until he joined the Company, Mr. McCallister served as President, General Manager of MacBeck and Ryan Company, an inventory services company. Before joining MacBeck and Ryan Company, Mr. McCallister served as Director of Operations at Alesis Studio Electronics, a manufacturer and distributor of studio recording devices, from April 1993 to June 1994. Prior to joining Alesis Studio Electronics, Mr. McCallister served at Century Products Co., a manufacturer and distributor of juvenile products, from May 1989 to June 1992, most recently as Vice President, Operations. He holds a B.S. in business administration from the University of California at Berkeley.

     Mr. Tomlinson has served as Vice President of Sales and Marketing of the Company since October 1996. From May 1995 to October 1996, he served as Vice President Sales and Acting Vice President Marketing of the Company, and from July 1993 to May 1995, he served as Vice President Sales of the Company. He has been employed by the Company since September 1986 in various sales and sales management positions, including: Director of Sales, National/European Sales Manager, Western Regional Sales Manager and Sales Engineer. Before joining the Company, Mr. Tomlinson was a Technical Sales Engineer at Airco Special Gases, a commercial gas supplier. He holds a B.S. in chemical engineering from the University of New Hampshire.

     Mr. Wasserman has served as Vice President Technology of the Company since May 1995 and served as Vice President Marketing and Technology of the Company from December 1993 until May 1995. He served as Director of Marketing and Technology of the Company from May 1991 to December 1993 and as Director of Technology of the Company from August 1989 to May 1991. From June 1983 to August 1989, Mr. Wasserman served at National Semiconductor as a process engineer and, from November 1987 to August 1989, as Engineering Section Manager, Diffusion and Ion Implementation Section , at a fabrication facility in Israel. He holds a B.S.C. in chemical engineering from Ben Gurion University in Israel. Mr. Wasserman has also assumed marketing and sales responsibilities at AG Associates (Israel) Ltd., the Company's forty-nine percent owned subsidiary ("AG Israel"), on a consulting basis.

     Mr. Bogart has served as Vice President Product Development of the Company since October 1996 and served as Vice President Programs of the Company from August 1996 to October 1996. From January 1996 to August 1996, Mr. Bogart served as Director, New Products of the Company. Prior to joining the Company, Mr. Bogart served as Principal of COSINE, a consulting practice that provided management and engineering services to a diverse array of clients, from 1993 to 1995. From 1988 to 1993, Mr. Bogart served as Vice President, Engineering of Laserscope, a manufacturer of medical electronic equipment. He holds a B.S. in electrical engineering from Carnegie Mellon University, an M.S. in electrical engineering from the University of Maryland and an M.S. in administration from George Washington University.

                             EXECUTIVE COMPENSATION

COMPENSATION OF NAMED OFFICERS

     The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to the Company during fiscal 1995 and fiscal 1996 to the Named Officers. This information includes the dollar values of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred. The Company does not grant SARs and has no long-term compensation benefits other than stock options.

                           SUMMARY COMPENSATION TABLE

                                                                                                    Long-term
                                                                                                   Compensation
                                                                                                ------------------
                                                                                                     Awards
                                                                                                ------------------
                                                     Annual Compensation                               Shares

                                                                                 Other Annual       Underlying       All Other
                                     Fiscal       Salary           Bonus         Compensation        Options        Compensation
Name and Principal Position           Year          ($)           ($) (1)            ($)               (#)              ($)
-----------------------------------------------------------------------------------------------------------------------------------
Arnon Gat..........................   1996    $200,000        $ 21,500         $5,100 (2)            --           $    522 (3)
Chairman of the Board of Directors    1995     142,308         121,136          1,362 (2)         3,960             15,519 (4)
and Chief Executive Officer

Julio Guardado.....................   1996     206,141 (5)      25,104          5,100 (2)       125,000 (7)            306 (3)
President and Chief Operating         1995      30,288              --             --           100,000                 --
Officer

Derek Tomlinson....................   1996     100,429          75,241          7,260 (6)        18,800 (7)             148 (3)
Vice President Sales and Marketing    1995      81,153         114,653          4,122 (6)         5,000                  67 (3)

Yuval Wasserman....................   1996     140,768          32,581          5,100 (2)         37,000 (7)            310 (3)
Vice President Technology             1995      98,031          65,242          3,762 (2)          5,000                192 (3)

Duane McCallister..................   1996     136,154 (5)      17,972          4,315 (2)         48,400 (7)            712 (3)
Vice President Operations             1995          --              --             --                --               --


-----------------------------

 (1) Includes profit sharing and executive bonuses for services rendered during fiscal 1995 and executive bonuses for services rendered during fiscal 1996 but that may have been paid in a different fiscal year. Profit sharing is paid quarterly to all employees with at least two months' service with the Company in the quarter, except that officers did not receive profit sharing during fiscal 1996. The amount to be paid to each eligible employee equals 10% of the Company's pre-tax profit for the quarter divided by the number of eligible employees.

 (2)     Represents car allowance.

 (3)     Represents group term life insurance paid by the Company.

 (4) Includes $15,024 paid for vacation over-accrual and $495 for group term life insurance paid by the Company.

 (5) Includes reimbursement of relocation expenses of $30,000 for Mr. Guardado and $25,000 for Mr. McCallister.

 (6) Includes a car allowance of $5,100 and $3,762 and an office allowance of $2,160 and $360 for fiscal 1996 and fiscal 1995 respectively.

 (7) Includes options granted earlier but repriced during fiscal 1996. See "Report of the Compensation Committee Regarding Executive Compensation -- 1996 Option Repricing Program."

The following table sets forth information concerning option grants during the fiscal year ended September 30, 1996 to each of the Named Officers.

                          OPTION GRANTS IN FISCAL 1996

                                                       Individual Grants

                                               % of Total                                                Potential Realizable Value
                            Number of           Options                                                  at Assumed Annual Rates
                              Shares           Granted to                                                        of
                            Underlying         Employees                                                 Stock Price Appreciation
                         Options Granted       in Fiscal    Exercise Price     Expiration                for Option Term (3)
                            (#)(1)            Year (2)       Per Share ($)        Date           5% ($)        10% ($)
                           --------          ----------     ---------------      ------          ------        -------
Arnon Gat.............        --              --               --                     --            --                --

Julio Guardado .......    25,000           2.8%             $6.82                03/18/06     $107,227        $  271,733
                         100,000 (4)       11.3             7.125                07/26/05      448,087         1,135,542

Derek Tomlinson ......    13,800            1.6              6.82                03/18/06       59,189          149,997
                           5,000 (4)        0.6             7.125                05/16/94       22,404           56,777

Yuval Wasserman ......    12,000            1.4              6.82                03/18/06       51,469          130,432
                          10,000 (5)        1.1             7.125                12/13/05       44,809          113,554
                          10,000 (5)        1.1             16.00                12/13/05      100,623          254,999
                           5,000 (4)        0.6             7.125                09/11/05       22,404           56,777

Duane McCallister ....     8,400            0.9              6.82                 03/18/06      36,028           91,302
                           5,000            0.6              6.00                 08/05/06      18,867           47,812
                          17,500 (5)        2.0             7.125                11/08/05       78,415          198,720
                          17,500 (5)        2.0             21.25                11/08/05      233,870          592,673


----------------------------

 (1) Options granted in fiscal 1996 vest at the rate of 25% of the shares subject to the option annually from the date of grant. The exercise price was equal to the fair market value of the Common Stock on the date of grant. Under the terms of the option plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options.

 (2) Percent of total options granted to employees in fiscal year is based on a total of 885,063 options granted to employees during fiscal 1996, including options granted earlier but repriced during fiscal 1996.

 (3) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term. The 5% and 10% assumed annual compound rates of stock price appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of future Common Stock prices. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock.

 (4) Represents options granted earlier but repriced during fiscal 1996. See "Report of the Compensation Committee Regarding Executive Compensation -- 1996 Option Repricing Program."

 (5) Represents options granted and later repriced during fiscal 1996. See "Report of the Compensation Committee Regarding Executive Compensation -- 1996 Option Repricing Program."

The following table sets forth the number of shares of Common Stock represented by outstanding stock options held by each of the Named Officers as of September 30, 1996 and the value of such options based on the closing price of the Company's Common Stock at fiscal year-end ($6.75). None of the Named Officers exercised stock options during fiscal 1996.

                       FISCAL 1996 YEAR-END OPTION VALUES


                                                               Value of Securities
                            Number of Shares                         Unexercised
                         Underlying Unexercised                 In-the-Money Options
                      Options at Fiscal Year-End(#)           at Fiscal Year-End ($)(1)
  Name                  Exercisable Unexercisable             Exercisable Unexercisable

Arnon Gat ............   13,335         9,375               $32,344               $32,344
Julio Guardado .......   25,000       100,000                  --                    --
Derek Tomlinson ......   23,125        26,925                80,735                35,153
Yuval Wasserman ......   24,375        35,125                72,963                35,153
Duane McCallister ....     --          30,900                  --                   3,750


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Since December 1995, the Compensation Committee of the Board of Directors has consisted of Messrs. Moore and Parker, neither of whom has been, or is, an officer or an employee of the Company. From May 1995 to December 1995, the Compensation Committee consisted of Messrs. Kuroda and Moore, neither of whom has been, or is, an officer or an employee of the Company. Prior to that time the members of the Compensation Committee were Arnon Gat and Anita Gat, both of whom are executive officers of the Company. No past or current member of the Compensation Committee has ever had a relationship that would constitute an interlocking relationship with the Company and executive officers or directors of another entity.

EMPLOYMENT AGREEMENT

     The Company has entered into an employment agreement with one of its officers - Julio Guardado.

     The agreement with Mr. Guardado, dated July 20, 1995, specifies that he will be paid a base salary of $14,585 per month (calculating to $175,000 annually) and will be eligible for a bonus of up to 45% of annual base salary based on the Company meeting performance goals to be agreed upon by Mr. Guardado with the Company's Chief Executive Officer prior to the beginning of each fiscal year. In addition, pursuant to the agreement, the Company has reimbursed Mr. Guardado $30,000 for his actual and reasonable expenses to relocate to the San Jose area. If Mr. Guardado resigns within 18 months after his hire date, he will be obligated to return a portion of the expenses reimbursed based on the length of his employment. The Company and Mr. Guardado must each give the other six months' notice of termination of Mr. Guardado's employment. In addition to other fringe benefits offered to the Company's employees generally and pursuant to the terms of Mr. Guardado's employment agreement, in July 1995, Mr. Guardado was granted an option to purchase up to 100,000 shares of the Company's Common Stock under the 1993 Plan exercisable at $21.63 per share. In June 1996, this option grant was repriced and is now exercisable at $7.125 per share. In connection with Mr. Guardado's employment agreement, in August 1995, the Company advanced Mr. Guardado $60,000 pursuant to a promissory note that bears interest at the rate of 8.75% per annum. Mr. Guardado has paid down the note, and the remaining balance of $25,655 plus accrued interest of $2,085 is due in July 1997.

REPORT OF THE COMPENSATION COMMITTEE
REGARDING EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors, comprised of two non-employee directors, determines and administers the Company's executive compensation policies and programs.

Compensation Policy

         The Company applies a consistent philosophy to compensation for all employees, including senior management. The premise of this philosophy is to pay for performance. The Committee's primary objectives in determining compensation policies are: (1) to maintain competitive, progressive programs to attract and retain key executive talent and foster teamwork and to motivate executive officers by appropriately rewarding such individuals for their achievements; and
(2) to provide incentives which focus executive efforts on short-term and long-term strategic goals for the Company by closely aligning their financial interests with shareholder interests. To attain these goals, the Committee has designed the Company's executive compensation program to include salary, an executive incentive plan, stock options and participation in benefit plans generally available to other employees.

The Compensation Committee of the Board reviews base salary levels for officers annually. The Compensation Committee establishes the general compensation policy of the Company for all executive officers and sets specific salary and stock option levels.

To arrive at total compensation, the Company's human resources department provides the Compensation Committee with market data from published surveys which track high technology companies. The Company's executive level positions, including the Chief Executive Officer ("CEO"), were matched to comparable survey positions and competitive market compensation levels to determine base salary, target incentives and target total cash compensation. A custom analysis of market stock option practices of select industry group companies was provided to the Compensation Committee. The analysis provided the database of companies constituting the industry group, an overview of market practices and option grants in equivalent shares for new hire and ongoing grants.

The executive compensation survey data are reviewed with the CEO for each executive level position and, with respect to the CEO's compensation, are reviewed by the Board. The CEO's salary was based on competitive market conditions as described below.

Fiscal Year 1996 Executive Compensation

         The practice of the Company during fiscal 1996 has been to establish base salaries at the approximate median of comparative positions included in the executive compensation survey data. The foregoing information, along with the CEO's recommendations of base salary for fiscal 1996 for each executive officer, was presented to the Compensation Committee at the time salary levels were approved and again for particular executive officers at various times throughout the year when the executive officer was promoted or other changes in the officer's status were made. At that time, the Committee reviewed the recommendations outlined above and established a base salary level for the executive officer in question.

         The Committee believes that the compensation of the CEO and other executive officers should be influenced by the Company's overall performance. As a result, once base salary was determined, an additional portion of the compensation of each executive was contingent upon corporate and individual performance under the Company's bonus compensation plan for each officer. Under these plans, cash awards may be made to employees based upon the Company's overall performance measured by the Company's pre-tax income and based upon individual performance in achieving certain milestones set by the officer and the CEO (in the case of the CEO, set by the CEO and the Compensation Committee). Executive officer bonus distributions for fiscal 1996 have, together, been approximately 2.9% of the Company's pre-tax income.

         Finally, the Committee believes that stock options play an important role in attracting and retaining qualified personnel because they provide personnel with a reward directly tied to increased stock values. Stock options are granted at fair market value to executive officers when they first join the Company. During fiscal 1996, options were initially granted to two executive officers for the purchase in the aggregate of up to 24,500 shares of the Company's Common Stock. In individual cases, follow-on options are granted, again at fair market value on the date of grant, to executives after the initial options are partially or fully vested. Both initial and follow-on options are granted based upon the Committee's analysis of equity incentives offered to executives in equivalent positions by similar companies with whom the Company competes for available executive talent and, with respect to follow-on options, the CEO's determination of whether or not the executive officer's performance warrants an additional grant. Eight follow-on options, excluding repriced options, were granted in fiscal 1996. In addition, the Committee approved and the Company implemented an option repricing program in fiscal 1996. See "1996 Option Repricing Program," below.

CEO Compensation

         The Committee applies the foregoing principles and policies in determining the compensation of the Chief Executive Officer, Dr. Arnon Gat. In determining Dr. Gat's base salary and bonus, the Committee examined compensation levels for other chief executive officers in high technology firms within and outside the industry.

         Dr. Gat received a salary of $200,000 during fiscal 1996, a time period in which the Company's earnings decreased to $2.7 million from $9.8 million and revenue grew to $71.1 million from $62.7 million in the prior year. The Committee believes that for the near term increases in revenue and net earnings are the primary metrics for the Chief Executive Officer. Based on reports of compensation levels for chief executive officers in similar sized companies, the Committee set Dr. Gat's bonus target at 45% of his annual salary. During fiscal 1996, the Company did not meet Dr. Gat's bonus target for the combination of increases in revenue and net earnings due to lower than anticipated revenue and net earnings. Based on the Company's performance, the Committee approved the payment to Dr. Gat of a cash bonus for fiscal 1996 of $19,000, which equals 9.5% of his fiscal 1996 salary. In addition, Dr. Gat received an executive bonus payment of $2,500 for fiscal 1996 in lieu of his participation in the Company's profit sharing program.

1996 Option Repricing Program

         Competition for skilled engineers and other key employees in the rapid thermal processing industry is intense, and the use of significant stock options for retention and motivation of such personnel is widespread in the high technology industries. The Compensation Committee believes that stock options are a critical component of the compensation offered by the Company to promote long-term retention of key employees, motivate high levels of performance and recognize employee contributions in the success of the Company. The market price of the Company's common stock decreased substantially from a high of $36.81 in July 1995 to a low of $6.38 in March 1996. In light of this substantial decline in the market price, the Compensation Committee believed that the large numbers of outstanding stock options with an exercise price in excess of the actual market price were no longer an effective tool to encourage employee retention or to motivate high levels of performance. As a result, the Compensation Committee approved on June 21, 1996 an option repricing program.

         All executive officers who were not directors and all other employees were eligible to participate in the option repricing program. Under the program, all options with an exercise price above $7.125 that were held by eligible optionees were amended such that the exercise price of each option would thereafter be equal to the closing market price of the Company's Common Stock ($7.125) on June 21, 1996, the trading date preceding the date on which the Compensation Committee approved the repricing plan.

         Options repriced from May 15, 1995, the date the Company first became a reporting company pursuant to Section 13(a) or 15(a) of the Securities Exchange Act of 1934, as amended, through September 30, 1996 for each of the Company's executive officers at the end of fiscal 1996 are listed in the following table:


                                                                                                                         LENGTH OF
                                            NUMBER OF                                                                    ORIGINAL
                                            SECURITIES         MARKET PRICE                                             OPTION TERM
                                            UNDERLYING          OF STOCK AT      EXERCISE PRICE                        REMAINING AT
                                             OPTIONS              TIME OF          AT TIME OF         NEW EXERCISE        DATE OF
         NAME                DATE        REPRICED (#) (1)      REPRICING ($)      REPRICING ($)        PRICE ($)         REPRICING
         ----                ----        ----------------      -------------      -------------        ---------         ---------
Julio L. Guardado,         6/21/96           100,000              $7.125             $21.63              $7.125         8 yr 11 mo
President and Chief
Operating Officer

Duane McCallister,         6/21/96            17,500                7.125             22.89               7.125          9 yr 5 mo
Vice President
Operations

Derek Tomlinson,           6/21/96             5,000                7.125             30.50               7.125          9 yr 3 mo
Vice President Sales
and Marketing

Yuval Wasserman,           6/21/96             5,000                7.125              8.00               7.125          8 yr 9 mo
Vice President             6/21/96            10,000                7.125             16.96               7.125          9 yr 6 mo
Technology

Robert Bogart,             6/21/96              7,000               7.125             19.00               7.125          9 yr 6 mo
Vice President
Product Development



----------------
(1) Reflects all stock splits of the Company to date.

                             COMPENSATION COMMITTEE
                             John C. Moore
                             Cecil Parker

                        COMPARISON OF SHAREHOLDER RETURN

      The graph below compares the cumulative shareholder return on the Common Stock of the Company from the first date the Company's Common Stock was publicly traded (May 16, 1995) to September 30, 1996 with the cumulative return on the Nasdaq Market Index (U.S. Companies) and the H&Q Semiconductor Index over the same period (assuming the investment of $100 in the Company's Common Stock and in each of the indexes on the first date the Company's Common Stock was publicly traded and reinvestment of all dividends).

              COMPARISON OF CUMULATIVE TOTAL RETURN SINCE MAY 1995



                                            Cumulative Total Return
                                             -------------------------
                                             5/16/95     9/95     9/96
Ag Assocs Inc                      AGAI        100        158      42
NASDAQ STOCK MARKET- US            INAS        100        121     143
HAMBRECHT & QUIST SEMICONDUCTOR    IHQS        100        128      96

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     See "Proposal No. 1 - Election of Directors" above for a description of directors' compensation arrangements and "Executive Compensation -- Employment Agreement" above for a description of a compensation-related agreement entered into by the Company with one of its officers.

     Other than these compensation arrangements, since October 1, 1995, there has not been, nor is there currently proposed, any transaction or series of transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, or holder of more than 5% of the Company's Common Stock had or will have a direct or indirect material interest except for the transactions described below.

CANON SALES CO., INC. ("CANON")

     In July 1989, Canon, Appex Corporation and Nippon Typewriter Corporation (collectively, the "Purchasers") entered into Stock Purchase Agreements with the Company. Under the Stock Purchase Agreements, the Purchasers acquired approximately 799,999 shares of the Common Stock of the Company, or 37% of the then-outstanding shares of the Company's Common and Preferred Stock for an aggregate purchase price of approximately $3.8 million. In connection with such purchase, the Purchasers were granted incidental registration rights at the Purchasers' expense to include their shares in any registration of shares held by shareholders in an amount up to 37% of the shares registered. See "Registration Rights" below. Subsequent to the purchase, Norio Kuroda's predecessor, who was then Managing Director of Canon, was elected to the Company's Board of Directors. Mr. Kuroda, Managing Director of Canon's Optical Product Group, now serves on the Company's Board of Directors, although there is no obligation on the Company's part to nominate a representative of Canon.

     In January 1994, the Company entered into an Improvements License Agreement with Canon under which the Company granted Canon a non-exclusive, non-transferable (except in a merger or sale of assets), royalty-free, fully paid license to use the Company's technology (a) to make modifications to rapid thermal processing ("RTP") systems purchased from the Company and to distribute such modified units in Japan under any separate distribution arrangement that may exist between the Company and Canon from time to time and (b) to manufacture prototypes of component parts of RTP systems but only if such parts are integrated into a system purchased from the Company. Title to the resulting modifications is held jointly by Canon and the Company without the right to sell or transfer rights in the same.

     In connection with the 1989 transactions described above, Canon entered into an agreement (renewed in 1994) to act as the Company's exclusive distributor in Japan. Sales to Canon amounted to $17.5 million under this arrangement in fiscal 1996.

VOTING AGREEMENTS

     In February 1995, the Company, Arnon Gat and Anita Gat entered into an agreement with Hapoalim Investment Co. that remains in effect so long as Hapoalim Investment Co. retains at least 10% of the Company's capital stock. If required by Hapoalim Investment Co., the agreement obligates Arnon Gat and Anita Gat to nominate as a director of the Company, and vote for, one representative specified by Hapoalim Investment Co. This representative may be counted for purposes of a quorum of the Board of Directors on any matter relating to AG Israel but may not vote on such matters. The agreement also requires a coordinated vote of the parties on general matters. Hapoalim Investment Co. is not currently requiring such a nominee.

     An agreement among the Company, Arnon Gat, Anita Gat, AG Israel, Rapro Technology and Clal Electronics includes the agreement of Arnon Gat and Anita Gat, commencing in May 1998 and continuing while Clal Electronics holds at least 10% of the Company's voting rights and elects to have board representation, to nominate one director of the Company specified by Clal Electronics.

AGREEMENTS BETWEEN AG ISRAEL AND THE COMPANY

     In March 1996, the Company and AGI, Inc., the wholly owned subsidiary of AG Israel, have entered into a Transition Services Agreement whereby the Company provides certain services to AGI, Inc. These services include: (1) providing employment, operational and human resources services under the direction of AGI, Inc., utilizing, in all cases, records and procedures separate from those of the Company; (2) providing accounts payable services to AGI, Inc., and, at the request of AGI, Inc., collecting accounts receivable and paying accounts payable for AGI, Inc.; and (3) providing such other services as shall be agreed to by the parties. As consideration for these services, AGI, Inc. pays to the Company the incremental direct costs and out-of-pocket expenses derived directly from the provision of the services. During fiscal 1996, AGI, Inc. paid the Company $252,000, under the Transition Services Agreement. The Transition Services Agreement has an indefinite term, but either party may cancel any or all service or services provided pursuant to the Transition Services Agreement on 90-days prior notice.

     The Company also subleases to AGI, Inc. 3,148 square feet of space that is part of the Company's principal executive office facility. The rental charge is $10,000 per month until October 1, 1997, at which time the rent will be adjusted based on the total facility expenses of the Company under the terms of a Sublease, dated, for reference purposes only, August 20, 1996, among the Company, AGI, Inc. and AG Israel as guarantor of AGI, Inc.'s obligations. The Sublease terminates on November 30, 1998, unless sooner terminated as provided in the Sublease, except that AGI, Inc. has the option through October 2001 to extend and renew the Sublease upon the same terms and conditions and at the same rental rate (as such may be adjusted) for consecutive one year additional terms. During fiscal 1996, AGI, Inc. paid the Company $210,000, under the Sublease.

     The Company is in negotiations with AG Israel whereby the Company would grant to AG Israel a license to use new technology generated under the Company's next generation rapid thermal processing research and development program.

            COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock ("10% Shareholders"), to file with the Securities and Exchange Commission ("SEC") initial reports of ownership on a Form 3 and reports of changes in ownership of Common Stock and other equity securities of the Company on a Form 4 or Form 5. Officers, directors and 10% Shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors, and 10% Shareholders were met during fiscal 1996, except as follows: (i) a Form 4 was filed 3 days late for Anita Gat with respect to five transactions; and (ii) a Form 4 was filed 3 days late for Arnon Gat with respect to five transactions.

                              SHAREHOLDER PROPOSALS

     Shareholder proposals for inclusion in the Company's Proxy Statement and form of proxy relating to the Company's 1998 Annual Meeting of Shareholders must be received by August 29, 1997.

                                 OTHER BUSINESS

     The Board of Directors does not presently intend to bring any other business before the Annual Meeting and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the notice of such meeting. As to any business that may properly come before the Meeting, or any adjournment thereof, however, it is intended that Proxies, in the form enclosed, will be voted in the respect thereof in accordance with the judgment of the persons voting such Proxies.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE PROVIDED SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ Anita Gat
                                            ----------------------------------
                                            ANITA GAT
                                            Vice President and Secretary


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